EXHIBIT 99

At MedicalCV, Inc.:
Jules Fisher
Chief Financial Officer
(651) 452-3000
jfisher@medcvinc.com

FOR IMMEDIATE RELEASE

MedicalCV Reports Fiscal 2004 First-Quarter Results

Revenue up 34 percent; gross margin improves to 55 percent

MINNEAPOLIS, September 11, 2003—MedicalCV, Inc. (OTCBB: MDCVU), a Minnesota-based cardiothoracic surgery device manufacturer, today reported results for its first fiscal quarter ended July 31, 2003.

Net sales for the quarter rose 34 percent to $1.1 million compared to $818,000 in the same period last year. The growth was attributable to higher sales in several key European markets, coupled with continued U.S. market penetration. The first-quarter net loss was $1.1 million, or $0.14 per share, versus a net loss of $1.2 million, or $0.15 per share, in the same period last year.

“We’re pleased with our revenue gains in the first quarter, which stemmed from increased sales of our Omnicarbon® heart valve in Europe and the United States,” said Blair Mowery, MedicalCV’s president and chief executive officer. “Our growth is due to our marketing efforts that highlight the superior clinical performance of the Omnicarbon valve versus all other mechanical valves, combined with our heightened marketing presence and increasing acceptance of our valve at U.S. hospitals.”

MedicalCV’s operating loss improved to $958,000 in the first quarter of this fiscal year from $1.2 million in the first quarter of last fiscal year, due primarily to sales growth combined with higher gross margin. The company’s gross margin rose to 54.6 percent in the first quarter of this fiscal year from 41.6 percent in the first quarter of last fiscal year.

“We have focused on achieving significantly better margins through increased manufacturing efficiency,” said Mowery. “Going forward, we anticipate further gross margin gains.”

Operating expenses for the first quarter of fiscal year 2004 increased slightly to $1.6 million from $1.5 million in the same period in the prior year.

“We believe that the company is well-positioned to be a leader in the production of pyrolytic carbon valves,” said Mowery. “In addition to our new products, this will be a key strategic advantage for us as we drive our business to profitability. We now have significantly greater capacity to meet increased global demand for the Omnicarbon valve and, longer-term, our new products.”

Business Highlights

•                  On August 20, 2003, MedicalCV announced that Lawrence L. Horsch joined its board of directors, and assumed the position of chairman of the board. Horsch was one of the founding directors of SciMed Life Systems, Inc., and served as its chairman from 1977 to 1994. Following SciMed’s merger into Boston Scientific Corporation in 1995, Horsch served on Boston Scientific’s board of directors until May 2003.

•                  In early September, the company announced it signed an agreement to acquire a technology platform for the treatment of atrial fibrillation (AF) from LightWave Ablation Systems, Inc. This technology acquisition adds an important platform to the company’s portfolio for cardiothoracic surgeons. MedicalCV believes the LightWave technology is unique and has the potential to allow surgeons to deal definitively and simply with patients suffering from a wide variety of heart disease conditions, and, potentially, even the most difficult forms of atrial fibrillation. There are approximately 5.5 million people worldwide afflicted with atrial fibrillation.  This includes approximately 25 percent of the 200,000 valve replacement patients and approximately 10 percent of the additional 1.2 million open heart patients, who would be candidates for a surgical approach to AF treatment. This market is expected to grow to over $100 million annually by 2008. A minimally invasive surgical technique could expand the market to a total revenue size of over $250 million by 2008. Near-term, MedicalCV plans to investigate several minimally invasive approaches that could open this significant opportunity for the company.

•                  Progress continued toward the launch of the Northrup Universal Annuloplasty System™. Annuloplasty, which is a rapidly growing $50 million a year worldwide market, is the surgical repair of the heart’s mitral and tricuspid valves.

•                  In June 2003, the company announced a three-year agreement with Premier Purchasing Partners, LP, the group purchasing division of Premier, Inc., for MedicalCV’s Omnicarbon mechanical heart valves. The Omnicarbon valve will be available to Premier’s nearly 1,500 member and affiliated hospitals at competitive terms and conditions.

•                  The company continues to pursue FDA clearance of its pyrolytic carbon manufacturing process. The data accumulation is on track and the company anticipates receiving FDA approval in calendar 2004.

Liquidity and Financing

On July 14, 2003, MedicalCV announced the completion of $2.0 million of bridge debt financing transactions with private investors, resulting in net proceeds of approximately $1.71 million. This financing will enable the company to continue operations while seeking $8 million to $10 million of new permanent financing. This longer-term financing would be used to fund operations and working capital requirements, acquire new products and repay the bridge debt.

Outlook

MedicalCV continues to take an aggressive posture in adding new products to its portfolio, witnessed by the recent acquisition of technology to treat atrial fibrillation. The company anticipates further increases in net sales and gross margin in the remainder of fiscal year 2004. Management also expects the operating losses and negative operating cash flow to continue at least through fiscal year 2004, as MedicalCV expands its manufacturing capabilities, continues increasing its corporate staff to support the U.S. roll-out of the Omnicarbon 3000 heart valve, and adds marketing programs domestically and internationally to build awareness and demand for the Omnicarbon heart valve and new products.

Conference Call

MedicalCV will host a live conference call on Thursday, September 11, at 11 a.m. CT

(12 p.m. ET) to discuss its first-quarter results. To access the live call, dial (303) 262-2050 at least 10 minutes prior to the call. An audio replay of the call will be available from 1 p.m. CT on Thursday, September 11, through 5 p.m. CT on Friday, October 10, by dialing (303) 590-3000, and entering passcode 552322.

About the Company

MedicalCV, Inc. is a Minnesota-based cardiothoracic surgery device manufacturer that launched its Omnicarbon® heart valve in the United States in early 2002.  Led by a new management team, the company is focused on building a worldwide market in mechanical heart valves and other innovative products for the cardiothoracic surgical suite.  The Omnicarbon heart valve has an established market position in a number of key regions of Europe, South Asia, the Middle East, and the Far East.  Although international markets will continue to play an important role in financial results, the U.S. market offers tremendous growth potential for the Omnicarbon valve.  MedicalCV has a fully integrated manufacturing facility, where it designs, tests and manufactures its products.  The company’s securities are traded on the OTC Bulletin Board under the symbol “MDCVU.”  For more information on MedicalCV and its products, visit their Web site at www.medcvinc.com or call (651) 452-3000.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our ability to fund our significant future capital needs; market acceptance in the U.S. of our Omnicarbon 3000 heart valve; potential reductions in heart valve pricing by our competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for our Omnicarbon 4000 heart valve; competing technological and market developments; physician acceptance of our heart valves; dependence upon third party suppliers; and the strength of the mechanical heart valve market. For more detailed information about these risks and uncertainties, please review our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2003.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond our control. We assume no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

MedicalCV, Inc.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended July 31,
	2003	2002

Net sales	$1,094,579	$818,332
Cost of goods sold	497,103	477,869

Gross profit	597,476	340,463
Operating expenses:
Sales and marketing	795,088	755,587
General and administrative	556,923	537,591
Engineering and regulatory	203,994	201,117

Total operating expenses	1,556,005	1,494,295

Loss from operations	(958,529)	(1,153,832)
Other (expense) income:
Interest expense	(156,246)	(38,980)
Interest income	4,993	11,019
Other income (expense)	(11,180)	15,927

Total other (expense) income	(162,433)	(12,034)

Net loss	$(1,120,962)	$(1,165,866)

Basic and diluted net loss per share	$(.14)	$(.15)

Shares used in computing basic and diluted net loss per share	7,894,300	7,843,834

MedicalCV, Inc.

Consolidated Balance Sheet

	July 31, 2003	April 30, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$202,790	$184,227
Trade and accounts receivable, net	1,629,417	1,472,995
Inventories	2,711,013	2,782,613
Prepaid expenses and other assets	197,327	183,856

Total current assets	4,740,547	4,623,691

Property, plant and equipment, net	1,288,419	1,368,240
Deferred financing costs, net	178,186	62,989

Total assets	6,207,152	$6,054,920

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt with related party	$2,101,320	$943,333
Current portion of related party lease obligations	274,241	273,843
Current portion of capital lease obligations	28,870	42,069
Accounts payable	738,206	895,405
Accrued expenses	496,336	813,539
Total current liabilities	3,413,861	2,968,189

Related party lease obligations, less current portion	3,380,481	3,472,661
Total liabilities	7,019,453	6,440,850

Shareholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock; $.01 par value; 95,000,000 shares authorized; 7,894,300 shares issued and outstanding	78,943	78,438
Additional paid-in capital	17,306,899	16,613,337
Deferred stock-based compensation	(4,085)	(4,610)
Accumulated deficit	(18,194,058)	(17,073,095)

Total shareholders’ deficit	(812,301)	(385,930)

Total liabilities and shareholders’ deficit	$6,207,152	$6,054,920

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